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Astralis

                                                                  March 14, 2005

ASTRALIS PHASE II STUDY OF PSORAXINE FOR PSORIASIS DOES NOT MEET PRIMARY STUDY ENDPOINT

Fairfield, NJ (March 14, 2005) Astralis Ltd. (OTCBB:ASTR) today announced that the Phase II study of its novel immuno-stimulatory product for the treatment of Psoriasis did not meet the primary study endpoint upon completion of the treatment phase of the study. In the study, Psoraxine was found to be safe and well tolerated.

The Phase II randomized, double-blind, placebo-controlled study involved 120 patients with moderate to severe psoriasis who received intramuscular injections of Psoraxine. The primary endpoint of the study was a specified level of improvement of symptoms as measured in accordance with the Psoriasis Area and Severity Index (PASI), a measurement scale that ranks the severity of symptoms of patients suffering from psoriasis. Initial analysis of the preliminary data showed no statistically significant clinical improvement compared to placebo following six injections over twelve weeks of treatment.

"We are currently analyzing the data to understand why this study differs from the long-term improvement of the more than 2700 patients who were treated previously in Venezuela," said Jose O'Daly, M.D., Ph.D., Chief Scientific Officer and Chairman of the Board of Astralis. "We are committed to understanding whether a different approach, including evaluating a longer course of therapy and/or modifications to the formulation may yield an outcome that is more consistent with the results we have seen with patients treated in Venezuela."

CEO, James Sharpe noted that, "Although we are disappointed by our preliminary results, we remain committed to Psoraxine and its future clinical development. We also remain committed to the use of our technology platform in other dermatological diseases, as well as in other therapeutic areas including arthritis."

Further details about the trial will be available when all data analyses are complete.

This press release may contain "forward-looking statements", as defined by the Private Securities Litigation Reform Act of 1995, regarding Astralis Ltd., including with respect to the objectives, intentions, and expectations relating to clinical studies. There can be no assurance that Psoraxine(R) will be successfully developed or manufactured, or that final results of human clinical trials will result in the regulatory approvals required to market products, or that final regulatory approval will be received in a timely manner, if at all, or that patient and physician acceptance of this product will be achieved. Other factors that could cause actual results to differ materially from anticipated results include, but are not limited to, those risks and uncertainties detailed

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in the Company's' annual report on Form 10-KSB and other reports filed from time to time with the Securities and Exchange Commission. Astralis, Ltd. undertakes no obligation to revise or update any forward-looking statement herein to reflect events or circumstances after the date of this release.

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Notes to the Editor

Astralis Ltd., a biotechnology company based in New Jersey, focuses on the research and development of novel treatments for immune system disorders and skin diseases. Psoraxine(R), administered by intramuscular injection, is a protein-based therapy that is believed to stimulate cells from the patient's immune system to reverse the inflammatory process responsible for psoriasis symptoms.

Astralis Ltd
75 Passaic Ave
Fairfield, New Jersey, 07004
Fax: 1 (973) 227- 7169
Phone: 1 (973) 227- 7168
Email:info@astralisltd.com